Exhibit 10.2

DATE:	August 11, 2010

TO:	Sharon Birkett

FROM:	Nigel Vinecombe

The purpose of this letter is to confirm your compensation package as Vice President and Chief Financial and Accounting Officer and Secretary. The effective date of your assignment is July 9, 2010.

A.	Base Salary: Your beginning Annual Base Salary shall be Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00). The Annual Base Salary shall be evaluated and reviewed by the Compensation Committee of the Board annually each July 1, beginning July 1, 2011. Based on your performance, pertinent salary survey information and such other information as the Compensation Committee, in its sole discretion deems appropriate, your Annual Base Salary may remain the same or be increased by the Compensation Committee.

B.	Bonus Program: Beginning with the Company’s Fiscal Year 2012, you may receive an annual bonus at the sole discretion of the Compensation Committee. The Bonus, if any, shall be based upon the Executive Incentive Compensation Plan adopted by the Compensation Committee of the Board in April 1998, as amended. Your target Bonus opportunity will be based on achievement of target performance goals and will not be less than fifty percent (50%) of your then current Annual Base Salary. You will be paid your Bonus when other executives of the Company are paid their annual bonuses.

C.	Restricted Stock Grant; Stock Option and Restricted Stock Awards: You will be granted 10,000 stock option shares, upon signing this letter, to vest equally over a five-year period. You may receive future restricted stock or stock option awards, as determined by the Board or its committees from time to time.

D.	Benefits: You will be eligible to participate and shall receive all benefits under welfare, fringe, vacation and other similar benefit plans, practices, policies and programs provided by Multi-Color to the extent applicable generally to other U.S. based associates of Multi-Color.

E.	Automobile Allowance: Multi-Color will provide a car allowance in the amount of Five Hundred and 00/100 Dollars ($500.00) per month, in accordance with the Executive Automobile Allowance Plan. Reimbursement will be made through payroll on a bi-weekly basis.

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Sharon Birkett

August 11, 2010

F.	Tax Liability: It is the Company’s intention to ensure that you do not incur additional foreign or home country taxes as a result of your international relocation. Therefore, any actual foreign or host country tax generated by relocation reimbursements will be borne by the Company. This includes payments made by the Company directly to you and payments made on behalf of you to a third party service provider.

G.	Termination: In the event you are terminated involuntarily while on assignment in the U.S., the Company will repatriate you and your family back to your point of origin.

Sharon, I look forward to continuing to work with you and wish you much success in this new role.

Regards,

/s/ Nigel Vinecombe
Nigel Vinecombe
President and CEO

Please initial each page of this letter, and sign below. By signing you indicate acceptance of the provisions as outlined and agree that this letter is not a contract of employment, but outlines the terms and conditions for your job assignment. Nothing stated within alters the at-will relationship between you and Multi-Color Corporation.

Agreed: /s/ Sharon Birkett                                 Dated: August 11, 2010

Sharon Birkett

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